Exhibit 1.01

Johnson Outdoors Inc.
Conflict Minerals Report for Calendar Year 2020
June 1, 2021

Exhibit 1.01
to Specialized Disclosure Report Accompanying Form SD
Filed with the SEC on: June 1, 2021

Signed by:	/s/ David W. Johnson
Name, Title: David W. Johnson, Chief Financial Officer
Date: June 1, 2021

Introduction:

Johnson Outdoors Inc. (“JOI,” “we,” “us,” “our”) is a publicly traded U.S. company that recognizes itself as an issuer as defined under section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to in this report as “Dodd-Frank.”

JOI manufactures, and contracts to manufacture, products for which conflict minerals as defined by Dodd-Frank are necessary to functionality. JOI has reason to believe that some of these necessary conflict minerals may have originated from the Democratic Republic of Congo or adjoining countries, and that some of those minerals may not be solely from recycled or scrap sources. JOI has performed the requisite due diligence regarding the source and chain of custody of the 3TG conflict minerals (tin, tantalum, tungsten and gold) in its mineral supply chain in the most recently completed calendar year, also known as Reporting Year 2020 (RY2020). JOI continues to comply with all obligations as an issuer under applicable requirements of the U.S. Securities and Exchange Commission (the “SEC”) by implementing, executing, managing, and continually improving our Conflict Minerals Program as mandated by the legislation, and reporting our findings to the SEC.

Filing this Conflict Minerals Report with our Form SD fulfills the requirements of Rule 13p-1 of the Securities and Exchange Act of 1934, as amended (the “Conflict Minerals Rule” or the “Rule”). This report includes elements, efforts, results, and conclusions of JOI’s compliance and due diligence activities mandated by applicable SEC requirements.

All terms and definitions in this report are as defined by the Final Rules promulgated under Dodd-Frank and by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

As a supporter of a clean and responsible minerals trade and responsibly sourcing 3TG, JOI supports the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP). Additionally, JOI supports continued economic relationships with conflict-free smelters in Covered Countries (CCs). Covered Countries are defined as the Democratic Republic of Congo (DRC) and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

While all smelters identified in JOI’s conflict minerals supply chain are evaluated for the possibility of having any type of operations in Covered Countries, JOI conducts multi-layered due diligence to assess the locations and mines of origin of those smelters believed to have a presence in or through Covered Countries anywhere from point of extraction to end use. All results in this Conflict Minerals Report (CMR) are based on activities during the window in which the due diligence was performed.

JOI’s holistic approach to compliance with the Conflict Minerals Rule (the Rule) includes processes that span the entire calendar year, starting with evaluation of 100% of first-tier suppliers in each reporting year, regardless of scope applicability, commodity class or status. The consistent annual fulfillment of each task underscores the solid foundation of our Conflict Minerals Program and reiterates expectations from suppliers and internal staff. In addition to evaluating first-tier suppliers, JOI’s program includes assessment of Original Equipment Manufacturers (OEMs) that supply parts to JOI that may contain 3TG. Identification of all 3TG smelters and refiners (hereinafter referred to collectively as smelters or SORs) in JOI’s global conflict minerals supply chain is provided by in-scope first-tier suppliers and/or OEMs.

JOI’s smelter due diligence is focused on identifying the mines and country of origin to the greatest possible specificity and ensuring that no smelters in our global conflict minerals supply chain are known to us as having ties to armed groups, criminal mining activities, or other illicit activities, whether in or out of Covered Countries. Included in JOI’s due diligence activities is a review to ensure that no smelters known to us have ties to US sanctioned entities, ties to Specially Designated Nationals (SDN) and Blocked Persons, ties to entities on the Treasure Office of Foreign Assets Control (OFAC) list, or are linked to human rights violations, in or out of Covered Countries.

Because the primary identification of all smelters in our 3TG supply chain is made by our first-tier suppliers, each year all JOI first-tier suppliers, both in and out of scope of Conflict Minerals, are reminded of JOI’s Supplier Statement of Basic Standards that apply to all suppliers in our global supply chain. This Statement is updated annually and includes compulsory compliance with the Conflict Minerals Rule and the obligation for in-scope suppliers to return the completed Conflict Minerals Reporting Template (CMRT). This Statement also obliges suppliers to pursue conflict-free sourcing, furnish smelter names, not source (directly or indirectly) from smelters that have ties to sanctioned entities or entities on the SDN and OFAC lists, and to incorporate OECD supply chain policy standards. Included in JOI’s Annual Supplier Communication Plan is an annual audit of suppliers’ understanding of this Statement.

As part of JOI’s company policy to identify the chain of custody and traceability in our supply chain of conflict minerals originating from Covered Countries, JOI’s Reasonable Country of Origin Inquiry (RCOI) to applicable first-tier suppliers includes consistent specific mandates that suppliers perform their own due diligence regarding any and all smelters that are listed on their CMRT, and verify the legitimacy of identified smelters in their supply chains. The RCOI process also specifies other supplier compliance obligations, expectations, and performance risks. In order to fulfill the Rule’s requirement of making a reasonable attempt to determine the source and chain of custody of Conflict Minerals, JOI’s Conflict Minerals Program includes multiple RCOI requests to both applicable first-tier suppliers and smelters.

The cornerstones of JOI’s Conflict Minerals Program include consistent education, outreach, and training to suppliers and JOI employees, as well as the assurance that all parties understand their roles and responsibilities in JOI’s global conflict minerals supply chain. These routine tasks are evaluated annually for their design, suitability, effectiveness, and results. Appropriate improvements are then made to enhance these performance indicators.

Routine involvement by support staff, business group leaders, and legal personnel throughout the year-long process demonstrates JOI’s company-wide commitment to the success and improvement of the Program as it evolves from year to year. Annual engagement of senior management and senior executives for review and evaluation of JOI’s vigorous Conflict Minerals Program ensures this continued strong company management system. In addition to the commitment from a host of internal JOI resources, participation from JOI’s first-tier suppliers demonstrates a comprehensive multi-tiered solution that allows JOI to fulfill its Conflict Minerals legal and stakeholder obligations with transparency, truthfulness, and integrity.

This Conflict Minerals Report is inclusive for all JOI products at a company level, and all covered products in all JOI business groups. This report may be found on our website at: https://www.johnsonoutdoors.com/legal/conflict-minerals-policy.

JOI’s Conflict Minerals Program:

Since the inception of the Conflict Minerals Rule, JOI’s Conflict Minerals Program has been designed to fulfill all the requirements of the Rule in order to appropriately report the source and chain of custody of conflict minerals in our 3TG supply chain that are necessary to the functionality or production of products manufactured by JOI, or contracted to be manufactured for JOI. While our Program continues to evolve with improvements each year, the focus remains on research and disclosure of information about our due diligence measures taken to determine to the greatest possible specificity the source of mineral ores containing tin, tantalum, tungsten and gold (3TG).

While performing due diligence regarding source and chain of custody of 3TG from extraction through end use in our conflict minerals supply chain, JOI concurrently promotes responsible sourcing from, and economic relationships with, legitimate smelters of 3TG from the Democratic Republic of Congo and its nine adjoining countries (Covered Countries).

Our due diligence efforts are disclosed in this Conflict Minerals Report and include continuous improvements recorded from each previous reporting year. This demonstrates our commitment to: compliance with the Conflict Minerals Rule, expanded identification and disclosure of smelter locations in our 3TG supply chain to ensure responsible sourcing of 3TG, and mitigating the risk that any smelters in our supply chain may benefit armed groups. Specifics regarding our policies, practices, and performance in each required step of Conflict Minerals compliance are included in this report, as well as our conclusion, all based on JOI’s good-faith efforts to accurately research, verify, and report our findings. Each year these findings continue to expand as the increased transparency of 3TG smelters is determined by our due diligence team as well as by the industry as a whole.

The commitments from JOI’s senior management and executives for compliance with the Conflict Minerals Rule remain as strong as they did since the inception of the Rule. As part of its Corporate Social Responsibility (CSR) practices, JOI’s Conflict Minerals Program is driven by internal dedication to increased performance and consistent delivery of JOI’s obligations under the Rule. As an issuer under the Rule, JOI’s dedication of senior management and executives cascades throughout our internal staff that have roles, responsibilities, and obligations to fulfill the SEC disclosure requirements under the Rule.

The foundation of this strong company management system is represented to all JOI first-tier suppliers as a demonstration of JOI’s seriousness that suppliers understand, participate and fulfill the obligations that apply to them and their role, or potential role, in the success of JOI’s Conflict Minerals Program. Consistent and routine communication of expectations to both internal and external resources, as well as communication regarding JOI’s position and policy on Conflict Minerals, is woven throughout our Conflict Minerals Program. This commitment is underscored throughout our Conflict Minerals Program as multiple RCOIs are made to our first-tier suppliers and smelters in order to identify all 3TG smelters in Covered Countries and their mine locations with the greatest possible specificity. In order to support legitimate trade of conflict minerals in Covered Countries, JOI encourages all suppliers to source from conflict-free smelters within the global supply chain. Suppliers are also clearly notified that JOI is unable to purchase goods and services from suppliers who source from smelters engaged in criminal mining activities, including but not limited to supporting armed groups in Covered Countries.

The effective coordination of the numerous parts of our Conflict Minerals Program, and the honing of these activities from year to year, we believe has produced a very capable and robust program that continues to successfully satisfy every obligation of the Rule.

JOI’s annual Conflict Minerals Program includes, but is not limited to, the following:
•	Conformance to an internationally recognized due diligence framework.
•	Maintenance of a publicly available corporate conflict minerals policy.
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Design and implementation of an annual organization-wide process that ensures conflict minerals awareness, outreach, and training offered to 100% of JOI suppliers, both in-scope and out-of-scope of the Rule.

•	Annual notification of JOI’s policy and standards regarding sourcing of conflict minerals to 100% of JOI suppliers, both in-scope and out-of-scope of the Rule.
•	Making 100% of JOI’s in-scope suppliers aware of their obligations to JOI, and JOI’s own obligations, regarding compliance with the Rule and adherence to JOI’s conflict minerals policy.
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Maintenance of internal protocols that ensure conflict minerals supply chain due diligence and compliance obligations are clearly presented, understood and fulfilled by JOI employees who have responsibility for the SEC disclosure requirements under the Rule including senior executives, senior management, business group leaders, legal staff, support staff, and others.

•	Survey and analysis of all first-tier suppliers and other identifiable sources of 3TG, including distributors and OEMs.
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Annual implementation of a supply chain communication plan that includes requests, and repeated requests where necessary, for the completed and current RMI CMRT from in-scope first-tier suppliers in order to facilitate supply chain transparency by gathering, surveying, and evaluating suppliers and sources of 3TG, and identifying 3TG smelters in JOI’s supply chain.

•
Annual internal audit of all new first-tier suppliers, and other suppliers based on risk, regarding their understanding of the Conflict Minerals Rule, their obligations regarding the Rule, and JOI’s expectations regarding their compliance with the Rule.

•	Escalation of audit results and risk assessments to JOI business group leaders as appropriate.

•	Identification of priority first-tier suppliers that supply electrical and electronic equipment (EEE) and electrical and electronic parts (EEP).
•	Escalation of RCOI efforts to JOI business group leaders, including identification of smelters from priority suppliers of EEE and EEP.
•	Collection of conflict minerals information from first-tier suppliers and OEMs as a result of RCOIs to identify 3TG in our supply chain and the sources of 3TG in Covered Countries.
•	Identification and mitigation of risk where our products may contain conflict minerals that could directly or indirectly finance or benefit armed groups in Covered Countries.
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Specific risk identification and mitigation regarding suppliers that may source from smelters that have been suspected of any conflict mining activities, other illegal activities, human rights violations, and/or possible association with entities on the OFAC and/or SDN lists or US sanctioned entities.

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Identification of global 3TG smelters in order to determine the locations, country of origin, and mines of these ores, as well as the processing facilities, operations, or trade routes of 3TG from extraction to end use with the greatest possible specificity.

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Reliance on the RMAP and other industry-approved mechanisms to validate smelter supply chain due diligence and provide independent third-party audits of smelter management systems, sourcing and due diligence practices.

•	Reliance on RMI and other industry-approved mechanisms to determine the validity of a smelter in the global sourcing community.
•	Review of due diligence for RMAP smelters to ensure the validity and current state of RMI information.
•	Performance of due diligence for RMAP and non-RMAP smelters to determine and/or confirm presence in Covered Countries.
•	Performance of internal research and due diligence to evaluate and validate smelters not participating in the RMAP or other industry-approved mechanisms.
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Making annual requests that first-tier and subsequent-tier suppliers only source from RMAP participating smelters and/or smelters as that have been validated as sourcing under an accredited conflict-free protocol.

•	Making direct contact with smelters that are not participating in an RMAP protocol to encourage them to participate in an RMAP program, wherever possible.
•	Performance of peer review and evaluation of public reports.
•	Performance of multi-tiered assessment and risk mitigation throughout our supply chain including review, evaluation and escalation to, and by, business group leaders and senior management.
•	Maintenance of an annual improvement plan based on previous reporting years and annual lessons learned.
•	Maintenance of an online grievance mechanism that allows JOI, its suppliers, and any concerned parties to communicate concerns regarding our Conflict Minerals Program.
•	Public disclosure and reporting of the results of our due diligence.
•	Secure maintenance of all records relating to our smelter due diligence efforts and Conflict Minerals Program for a minimum of five years.

Due Diligence:

Design of Due Diligence:

As an issuer under the Conflict Minerals Rule, JOI understands our obligation to conform to a nationally or internationally recognized due diligence framework to satisfy the SEC requirements of the Rule.

JOI satisfies this requirement in our Conflict Minerals Program by adopting the five steps outlined in the “Five Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” (Annex I) and the “Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas” (Annex II) included in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition).

Due Diligence Performed:

The Five Steps outlined by the OECD Guidance are listed below and are mapped to the specific due diligence steps taken by JOI to satisfy the fulfillment of each step in the framework. JOI follows each step in the due diligence process to determine and disclose the chain of custody of Conflict Minerals in our supply chain as well as the sourcing practices of 3TG smelters identified by our first-tier suppliers and OEMs.

Details of the 5 steps that JOI has taken to perform due diligence on the source and chain of custody of the 3TG in our in-scope products include, but are not limited to, the following:

OECD Steps:	JOI Due Diligence Measures Performed:
Step 1: Establish strong company management systems.	•
Assign and implement multi-disciplinary responsibilities to internal JOI senior executives, senior management, business group leaders, legal staff, support staff, and our third-party consultant to carry out all elements of JOI’s Conflict Minerals Program.

	•	Annually re-evaluate business group leaders and renew internal commitments.
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Maintain a detailed project plan and hold biweekly meetings for JOI employees, business group leaders, senior management members and legal staff who have responsibility for the SEC disclosure requirements under the Rule and related regulatory guidance, and publish updates to this project plan on JOI’s intranet after each meeting.

	•	Annually review JOI’s Conflict Minerals Program and results by senior management, senior executives, and legal counsel.
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Annually discuss evaluations and conclusions made by business group leaders, senior management, senior executives and legal counsel regarding the due diligence results and reporting used to create the Conflict Minerals Report.

	•	Annually implement improvements to the Conflict Minerals Program based on lessons learned.
	•	Maintain records in a secure computerized database repository for a minimum of five years.
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Educate business group leaders, senior management and legal staff regarding any potential changes in the Rule, best practices, and provide any relevant training regarding responsible minerals sourcing.

Step 2: Identify and assess risk in the supply chain.	•	Annually evaluate 100% of JOI’s first-tier suppliers across all business groups as being in or out of scope of the Conflict Minerals Program.
	•	Evaluate new suppliers and assess risk based on commodity class.
	•	Review and verify supplier commodity class and status for all first-tier suppliers, regardless of scope.
	•	Determine priority suppliers, based on supplier ranking, commodity class, business group, and previous response level(s).
	•	Assess risk in our mineral supply chain according to commodity class, supplier status and supplier responses.
	•	Hold business group leaders accountable for escalations of supplier RCOIs and supplier risk assessments in their respective groups.
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Engage suppliers by performing multi-tiered survey of 100% of JOI in-scope and first-tier conflict minerals suppliers by requesting current, complete, and accurate CMRTs in order to identify 3TG smelters in the supply chain and set expectations for compliance.

	•	Annually redistribute copies of our conflict minerals policy and basic standards to all active first-tier suppliers, regardless of commodity class or scope status of conflict minerals.
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Analyze smelter information from suppliers with the information available from the RMI, the London Market Bullion Association (LBMA), the Responsible Jewellery Council (RJC), and other accredited industry mechanisms.

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Analyze smelter information from suppliers via other sources, including but not limited to information from: iTSCi (ITRI Tin Supply Chain Initiative), extensive internet research including smelter websites and company profiles, non-governmental organization (NGO) websites, in-region sourcing programs, industry leader CMRTs and reports, specialized SEC research reports, public news articles and publications.

	•	Perform peer review and evaluation of public and private reports.
	•	Identify smelters of 3TG that appear to have facilities, or likelihood of facilities, operations or trade routes, in or through Covered Countries.
	•	Report identified and/or potential supply chain risks to business group leaders and senior management.
	•	Report potential supply chain risks to applicable suppliers and request further supplier due diligence where needed.
	•	Evaluate change in first-tier supplier CMRT status, including change in smelter identification status.
	•	Record changes in CMRT responses and evaluate for red flags.
	•	Evaluate conflict minerals statements, status and CMRTs from OEMs.
	•	Maintain an online and open grievance mechanism for other risks to be evaluated if applicable.

Step 3: Design and implement a strategy to respond to identified risks.	•
Perform internal audit of the distribution of our conflict minerals policy in order to evaluate and ensure supplier understanding, acknowledgment, and adherence to this policy and to our Supplier Basic Standards; escalate risks to business group leaders.

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Perform internal multi-tiered analysis of our suppliers’ CMRTs including: completeness, reasonable response based on commodity class and scope, reasonableness of information supplied, consistency with previous reporting year(s) information, identification of smelters.

	•	Communicate supplier expectations for response and return of the most current CMRT including identification of all valid and current smelters and responses to all questions.
	•	Communicate supplier expectation to notify us of any risks and red flags identified by their own expected due diligence activities regarding smelters.
	•	Communicate supplier expectation that they notify us immediately of any smelters that are not conflict-free.
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Inform suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN and/or OFAC lists and smelters engaged in criminal activities, including criminal mining activities, regardless of sourcing from Covered Countries.

	•	Communicate supplier expectations that suppliers perform due diligence regarding all smelters that are listed on CMRT declarations and verify the legitimacy of smelters in their supply chains.
	•	Evaluate elevated risk of first-tier suppliers that identify high-risk suppliers in our supply chain.
	•	Perform ongoing internal and external training of the Rule, including notification of risks to JOI employees and all suppliers in the conflict minerals supply chain.
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Engage JOI business group leaders, support staff, and our third-party consultant in multi-tiered follow ups and escalations with suppliers in an effort to obtain a higher quantity and quality of smelter identification and location, particularly from suppliers of EEE and EEP.

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Use JOI’s level of influence to encourage suppliers to source from RMI audited and conformant smelters, and communicate the expectation that they source only from smelters participating in the RMAP or other industry-approved mechanisms.

	•	Encourage identified smelters to participate in the RMAP and obtain RMAP Conformant certification if they have not already done so.
	•	Continue to improve efficiency and effectiveness of our Conflict Minerals Program to close gaps and mitigate risks in each reporting year.
	•	Perform risk mitigation efforts to ensure all suppliers are in conformance with our conflict minerals policy and expectations.
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Execute a risk mitigation plan that improves supply chain due diligence and mitigates the risk that any conflict minerals identified in our supply chain may benefit any armed groups in Covered Countries.

	•	Communicate risks to business group leaders, our internal conflict minerals senior management team and senior executives.
	•	Request that business group leaders evaluate and identify any additional risks throughout the due diligence process.
	•	Perform gap analysis and communicate these gaps and issues to our conflict minerals senior management, senior executives, and legal counsel.
	•	Review and discuss supplier and smelter gaps with business group leaders, conflict minerals senior management team, senior executives, and legal counsel.

Step 4: Carry out independent third-party audit of smelter due diligence practices.	•	Identify smelters in Covered Countries that are conflict-free, or are participating in an accredited conflict-free program as recognized by the RMI.
	•	Rely on the RMI RMAP as our primary third-party audit resource and status for smelters in our supply chain.
	•	Rely on the due diligence performed by the LBMA and RJC as supplemental/secondary due diligence of the conflict-free status of smelters.
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Review RMI smelter information for timeliness, accuracy, and changes, including smelters that no longer meet the definition of a smelter and/or an operating smelter according to the RMI, and associated dates of categorization changes.

	•	Review RMAP corrective action plans and schedules for relevant smelters.
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Contact smelters directly, where needed and if possible, in the form of an RCOI regarding chain of custody of conflict minerals, evidence of due diligence, and request for conflict minerals statement for whom we were unable to confirm conflict-free status via the sources above.

	•	Conduct screening of smelters against the current OFAC and SDN lists.
Step 5: Report on supply chain due diligence.	•
In compliance with Dodd-Frank and the Rule, on or before May 31st of each calendar year (or such business day immediately following such due date), JOI will file Form SD and the Conflict Minerals Report with the SEC, as well as publish this information on its website.

Results of Due Diligence:

JOI identified 331 unique and validated 3TG smelters in its supply chain in RY2020. These are associated with the 3TG as follows:

•	Gold: 164
•	Tantalum: 41
•	Tin: 71
•	Tungsten: 55

Out of these 331 smelters, JOI identified 172 unique smelters that we have reason to believe either source 3TG from the DRC and/or surrounding countries (Covered Countries) or have some type of facility, operation, or trade route in or through Covered Countries anywhere from extraction to end use. JOI exercised due diligence on the conflict minerals (CM) source and chain of custody for these 172 smelters who we believe may have a presence in Covered Countries.

Conflict-free (CF) status and believed Covered Country facility location for these 172 smelters are summarized in the table below. The conflict-free status is based on due diligence research performed starting on January 29th, 2021 and concluding on March 18th, 2021. Additional details regarding specific smelter names, countries, and believed facility locations of 3TG may be shared upon request.

Smelter Table:

3TG; # of Smelters:	172 Smelters with 668 Possible Locations in Covered Countries (CCs):
Gold: 88 Smelters	261 possible presences located in 10 CCs:
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77 RMI RMAP SORs include 231 possible presences in the following CCs: DRC (73), Angola (0), Burundi (1), Central African Republic (0), Republic of the Congo (1), Rwanda (7), S. Sudan (0), Tanzania (74), Uganda (3), Zambia (72)

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1 RMI Active, CF self-declared and believed to be CF SOR includes 3 possible presences in the following CCs: DRC (1), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda (0), S. Sudan (0), Tanzania (1), Uganda (0), Zambia (1)

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8 CF self-declared and believed to be CF SORs include 22 possible presences in the following CCs: DRC (7), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda (2), S. Sudan (0), Tanzania (6), Uganda (0), Zambia (7)

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2 U/K CM compliant SORs include 5 possible presences in the following CCs: DRC (2), Angola (1), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda, (0) S. Sudan (0), Tanzania (0), Uganda (1), Zambia (1)

Tantalum: 34 Smelters	204 possible presences located in 10 CCs:
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32 RMI RMAP SORs include 191 possible presences in the following CCs: DRC (28), Angola (15), Burundi (28), Central African Republic (15), Republic of the Congo (17), Rwanda (28), S. Sudan (15) Tanzania (15), Uganda (15), Zambia (15)

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2 CF self-declared and believed to be CF SORs include 13 possible presences in the following CCs: DRC (2), Angola (1), Burundi (2), Central African Republic (1), Republic of the Congo (1), Rwanda (2), S. Sudan (1) Tanzania (1), Uganda (1), Zambia (1)

Tin: 14 Smelters	49 possible presences located in 10 CCs:
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12 RMI RMAP SORs include 46 possible presences in the following CCs: DRC (9), Angola (2), Burundi (8), Central African Republic (2), Republic of the Congo (3), Rwanda (8), S. Sudan (2), Tanzania (2), Uganda (8), Zambia (2)

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1 RMI Active, CF self-declared and believed to be CF SOR includes 1 possible presence in the following CCs: DRC (0), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (1), Rwanda (0), S. Sudan (0), Tanzania (0), Uganda (0), Zambia (0)

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1 U/K CM compliant SOR includes 2 possible presences in the following CCs: DRC (1), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda, (0) S. Sudan (0), Tanzania (0), Uganda (0), Zambia (1)

Tungsten: 36 Smelters	154 possible presences located in 10 CCs:
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33 RMI RMAP SORs include 147 possible presences in the following CCs: DRC (33), Angola (3), Burundi (32), Central African Republic (3), Republic of the Congo (3), Rwanda (32), S. Sudan (3), Tanzania (3), Uganda (32), Zambia (3)

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2 CF self-declared and believed to be CF SORs include 5 possible presences in the following CCs: DRC (1), Angola (0), Burundi (1), Central African Republic (0), Republic of the Congo (0), Rwanda (2), S. Sudan (0), Tanzania (0), Uganda (1), Zambia (0)

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1 U/K CM compliant SOR includes 2 possible presences in the following CCs: DRC (1), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda, (0) S. Sudan (0), Tanzania (0), Uganda (0), Zambia (1)

3TG Conflict-Free Due Diligence Summary:

The conflict-free (CF) status for all 3TG smelters that may have facilities located in CCs is as follows:

•	Gold appears to be 98% CF
•	Tantalum appears to be 100% CF
•	Tin appears to be 93% CF
•	Tungsten appears to be 97% CF

RMAP Participation Summary:

The conflict-free status of the 172 smelters listed as having possible presences in Covered Countries is as follows:

•	154 (90%) are RMI RMAP Conformant
•	2 (1%) are RMI Active and are believed to be CF due to self-declaration or other acceptable accreditation(s)
•	12 (7%) do not have RMAP status and are believed to be CF due to self-declaration or other acceptable accreditation(s)
•	4 (2%) are unknown CF status, as no information was available from public sources and the smelters were not able to be confirmed as CF via direct RCOI

Due Diligence Conclusion:

➢	98% of all 3TG smelters that may be in Covered Countries appear to be conflict-free
➢	2% of all 3TG smelters that may be in Covered Countries are of unknown conflict-free status
➢	91% of all 3TG smelters that may be in Covered Countries were participating in an RMI program either as RMAP Conformant or RMI Active
➢	99% of the 3TG smelters in JOI’s entire supply chain, believed to source either in or out of Covered Countries, are believed to be conflict-free

Improvements:

JOI’s Conflict Minerals Program includes methods and metrics to evaluate improvements from each year to the next. In RY2020, JOI experienced improvements in overall supplier response rate in providing CMRT information, 3TG smelter identification, and the likelihood of smelter presences in Covered Countries.

The total number of valid 3TG smelters identified in JOI’s supply chain in RY2020 is 8.5% higher than those identified in RY2019 (331 versus 305). The total number of smelters identified as having reason to believe do business in or through Covered Countries grew by 81%, from 95 in RY2019 to 172 in RY2020.

The number of possible presences of smelters identified as doing business in or through Covered Countries increased significantly by 62% from 412 in RY2019 to 668 in RY2020. The higher number of possible presences in Covered Countries is attributed to the number of first-tier suppliers and/or OEMs engaged with the RMI and their ability to report on an increased number of RMAP smelters doing business in Covered Countries. The greater transparency of the RMI reporting covered country instances applies only to RMAP smelters. Increased transparency in Covered Country presences for non-RMAP smelters is attributed to the greater transparency of supplier and/or OEM Covered Country identification via public resources and JOI’s due diligence activities. The UK Conflict Minerals Regulation that went into effect in January 2021 also likely contributed to greater overall transparency and smelter statements found for RY2020.

Despite the significant increases in both the number of valid smelters in Covered Countries and their possible number of presences in Covered Countries, the number of smelters that were identified as conflict status unknown only increased by one smelter. This represents a 1% drop from 3% in RY2019 to 2% in RY2020 of smelters with unknown status. Consistent since RY2015, the total percentage of all 3TG conflict-free smelters in JOI’s conflict minerals supply chain that were both in and out of Covered Countries remained at 99%.

Compared to RY2019, additional improvements in RY2020 include the following: the total number of listed smelters by first-tier suppliers and OEMs increased by over 10%; the number of invalid smelters listed increased by 65%; the total number of unique listed smelters increased by over 23%; the total supplier RCOI response rate increased by 1%; the percentage of 3TG suppliers that identified smelters increased by 4% and, of these, the total number of smelters identified by first-tier suppliers of EEE/EEP increased by 14%. Other notable improvements in RY2020 included a significant increase in RMI RMAP smelters in Covered Countries from 84 in RY2019 to 154 in RY2020, and the total number of conflict-free smelters in Covered Countries increased from 92 to 168.

Although all of these smelter numbers increased from RY2019, the percentage of unique smelters compared to total smelters listed remained consistent at 4%. This means that, for the second consecutive year, 96% of all smelter listings from first-tier suppliers and OEMs were duplicates. The higher number of all smelters in these categories combined with the consistently high percentage of duplicate smelters indicates that, regardless of the quantity of smelters identified, it is reasonable to believe that the unique smelters identified represent all of the smelters in JOI’s conflict minerals supply chain. Therefore, even though JOI did not receive 100% response from first-tier suppliers and smelter information was not available from all OEMs, JOI has satisfied the representative caveat that it has identified all smelters in its 3TG supply chain, that JOI has satisfied the obligation to make a reasonable attempt to obtain this information, and that any further smelter identification would not have materially changed the final smelter list in JOIs 3TG supply chain.

From RY2015 to date, JOI has been able to reasonably determine that the tantalum identified to be sourced from Covered Countries is 100% conflict-free. For RY2020, our due diligence has determined that the conflict-free status of the other conflict minerals in our supply chain is believed to be conflict-free as follows: gold appears to be 98% conflict-free, an increase of 1% over RY2019; tin appears to be 93% conflict-free, consistent with RY2019; and tungsten appears to be 97% conflict-free, an increase of 2% over RY2019.

Despite the increases in most metrics from RY2019 to RY2020, and some of these being significant improvements in the number of smelters and their possible locations in Covered Countries, the conflict-free percentage of smelters in Covered Countries increased only by 1% (from 97% to 98%). Additionally, the conflict-free percentage of all smelters in JOI’s conflict minerals supply chain (both in and out of CCs) has remained constant at 99% from when this metric was first recorded in RY2015.

For the second year in a row, RY2020 reflected a record number of total smelter listings. For a third year in a row, the total number of smelters increased, and most significantly, since the beginning of the Conflict Minerals rule, RY2020 recorded the highest number of possible presences of smelters in Covered Countries. The primary contributing factors to these consistent, and in some cases, significant improvements, can be attributed to the following: an increase in first-tier smelters and OEMs reporting RMAP smelter locations in Covered Countries; increased public transparency of smelter information from first-tier smelters and OEMs; effective due diligence performed in JOI’s Conflict Minerals Program; clear and consistent supplier communication, outreach and training to 100% of all first-tier and active suppliers in JOI’s supply chain; increased pressure on first-tier suppliers regarding due diligence of high-risk smelters in JOI’s 3TG supply chain; consistent risk assessments performed by JOI’s due diligence team and business group leaders; ongoing participation for JOI business group leaders regarding escalation of non-responsive suppliers; application of the EU Conflict Minerals Regulation and other corporate social responsibility pressures; increased industry use of the Cobalt Reporting Template; and a general increase in industry attention to approaches regarding the responsible sourcing in mineral supply chains worldwide.

Additional information regarding statistical improvements may be shared upon request.

Determination:

JOI reviews and evaluates 100% of its active suppliers on an annual basis for each reporting year, including suppliers both in and out of scope of Conflict Minerals. Since the first release of the CMRT, JOI has used this industry-standard tool to fulfill the requisite RCOI and due diligence obligations regarding smelters of 3TG in our conflict minerals supply chain. We believe the multiple RCOIs made to JOI’s in-scope first-tier suppliers to collect CMRTs containing smelters names, combined with OEM research to obtain OEM CMRTs and smelter names, provides JOI with comprehensive results of identified 3TG smelters. Additional information collected from CMRTs is used to evaluate other metrics regarding the source and chain of custody of conflict minerals including RCOIs made directly to specific smelters in our 3TG supply chain.

JOI has made good-faith efforts to complete all the steps outlined by the OECD Guidance for compliance with the Conflict Minerals Rule. Based on our comprehensive evaluation, collection, and due diligence regarding identified smelters in our conflict minerals supply chain, we conclude that certain smelters in our conflict minerals supply chain either do have, or may have, facilities that source 3TG from Covered Countries and/or may have some type of operations or trade routes, from extraction to end use, in or through Covered Countries. While JOI can reasonably conclude that 100% of the tantalum in our supply chain is sourced from smelters that are either conflict-free or is from recycled or scrap sources, and the gold, tin, and tungsten are close to being 100% conflict-free, we are unable to conclusively confirm that 100% of the 3TG smelters in our supply chain are conflict-free or that 100% of the 3TGs in our supply chain are sourced exclusively from recycled or scrap sources.

In RY2020, as in every year since the inception of the Conflict Minerals Rule, JOI can confidently state that none of the smelters identified by our first-tier suppliers or OEMs have been confirmed to us as sourcing 3TG that directly or indirectly finances or benefits armed groups in Covered Countries. Based on our risk-based due diligence efforts, JOI also reasonably concludes that no 3TG smelters in our supply chain are known to have participated in direct or indirect criminal mining activities, other illegal activities, are associated with entities on the OFAC and/or SDN lists or US sanctioned lists, or have ties to human rights violations.

As JOI’s due diligence efforts continue to improve year after year, these efforts continue to be based on smelter information as provided by JOI’s first-tier suppliers and obtained from our OEMs, and from any response directly received from smelters themselves.

Planned Risk Mitigation and Future Due Diligence Measures:

Included in JOI’s Conflict Minerals Program are routine risk identification and mitigation steps to ensure, to the best of our ability and knowledge, that no conflict minerals identified by our first-tier suppliers and OEMs in our global 3TG supply chain directly or indirectly benefit armed groups in Covered Countries.

Throughout the calendar year, JOI’s multi-tiered approach to planned risk mitigation includes: clear and consistent communication to 100% of first-tier suppliers regarding expectations, performance and evaluation of Conflict Minerals reporting; 100% evaluation of supplier responses, or lack thereof, and any associated risks; communication of supplier escalations, risks and resolutions to and from business group leaders; 100% smelter evaluation including multi-level due diligence of applicable smelters; senior management, executive and legal review, discussion and assessment.

The objective of planned and routine risk mitigation efforts is to ensure that our first-tier suppliers knowingly and purposefully only source from smelters that do not support or benefit armed groups in Covered Countries and that they identify legitimate sources of 3TG in our supply chain. Continued evaluations of these tasks and risks are made by business group leaders and senior management to reveal possible areas for improvements throughout our Conflict Minerals Program.

Part of JOI’s planned risk mitigation and future due diligence measures includes evaluating these steps as performed by other issuers under the Rule, considering actions and recommendations by non-governmental organizations, industry stakeholders, the RMI and other resources addressing responsible mineral sourcing issues in global supply chains.

JOI’s planned risk mitigation framework and future due diligence activities include but are not limited to the following:
•	Continually engaging internal business group leaders and support staff at a deep level for review, analysis, evaluation, and recommendation for both supplier and smelter risks in each business group.
•	Imposing direct responsibility and action items on business group leaders for supplier escalations and risk assessment for their respective business groups.
•
Leveraging multi-tiered influence from JOI’s internal and external resources in order to compel its first-tier suppliers that are in-scope of the Rule to deliver current, accurate, timely, and complete information regarding 3TG smelters in their supply chain.

•
Leveraging multi-tiered influence from JOI’s internal and external resources to increase response level from first-tier distributors that are in-scope of the Rule regarding JOI’s supply chain procedures and increase their participation in supply chain transparency of conflict minerals, including furnishing CMRTs for their OEMs.

•
Emphasizing the high probability of 3TG in EEE and EEP, and maintaining pressure, specifically on first-tier suppliers of EEE/EEP, to provide current, correct, and comprehensive smelter identification, including CMRTs from their OEMs as applicable.

•	Continuing to review first-tier supplier commodity classes and status with business group leaders for veracity and inclusion of EEE/EEP criteria for active first-tier suppliers.
•
Consistently and routinely improving JOI’s Annual Supplier Communication Plan that includes annual updates, legislative updates and reminders, and ongoing training to assist 100% of JOI’s active suppliers, regardless of in-scope status, regarding the need for correct and complete conflict minerals information to satisfy the SEC requirements.

•
Using our level of influence to encourage all suppliers to source only from smelters validated as compliant to the RMAP assessment protocol via the current version of the RMI RMAP Conformant Smelter List or other accredited independent validation scheme or institutional mechanism.

•
Using our level of influence to encourage all suppliers to source away from unvalidated conflict-free smelters, smelters with unknown conflict status, and to identify conflict minerals sources in their supply chains.

•
Using our level of influence to have suppliers re-evaluate and confirm or refute the actual presence of questionable smelters as identified in their supply chains, including removing these suppliers if they are not confirmed to factually be in their supply chains and requesting updated CMRTs from suppliers as needed.

•
Instructing suppliers to immediately and directly advise JOI if they have reason to believe that any person or entity in their supply chain may directly or indirectly finance or benefit armed groups in Covered Countries, and providing a discrete mechanism to do so if any party wishes to report this information anonymously.

•	Pressuring smelters with undeterminable conflict-free status to become verified as adhering to conflict-free sourcing practices and encouraging participation in the RMAP audit process.
•	Reviewing smelter red flags for locations of gold origin and transit.
•	Reminding suppliers to perform their own due diligence regarding any and all smelters identified on their CMRT declarations and verify the legitimacy of these smelters in their supply chains.
•	Reminding all JOI suppliers to perform additional mitigation actions regarding high-risk smelters that may be in their supply chains.
•	Reminding suppliers to notify JOI of any smelters where risks and red flags may be identified by their own due diligence activities for all 3TG.
•	Reviewing RMAP corrective action plans and schedules for relevant smelters.

•	Reviewing RMI re-categorization of smelters that no longer meet RMI’s definition of a smelter or are no longer operating as a smelter.
•
Making all in-scope suppliers aware of the requirements to cease sourcing of any 3TG that may support or benefit armed groups in Covered Countries, engage in any criminal mining activities, or other illicit activities.

•	Reviewing smelters against the current OFAC and SND lists.
•
Reminding all suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN or OFAC lists.

•	Annually auditing all new suppliers, plus additional suppliers, regarding adherence to JOI’s Supplier Statement of Basic Standards.
•
Considering industry best practices, and other global Conflict Minerals laws to embrace a global approach and anticipate future expansion of the Rule, including the possibility of additional ores, and the impact of Conflict Minerals sourcing from conflict-affected and high-risk areas worldwide.

•	Considering industry movement and approaches regarding other mineral supply chains and responsible global sourcing.

Description of Products:

Necessary conflict minerals may be found in products that JOI manufactures, and contracts to manufacture, including accessories for all groups. Descriptions of product families by business group are as follows:

Fishing Group:
•	Trolling motors
•	Shallow water anchors
•	Battery chargers
•	Fishfinders
•	Downriggers

Dive Group:
•	Dive computers, instruments and gauges
•	Scuba dive equipment
•	Buoyancy compensators

Camping Group:
•	Camping tents, sleeping bags and furniture
•	Camping stoves
•	Military, party, and event tents

Watercraft Recreation Group:
•	Canoes
•	Kayaks
•	Personal flotation devices
•	Paddles

Conclusion:

JOI’s Conflict Minerals Program is based on the globally-accepted standard for supply chain due diligence, the “OECD Due Diligence Guidance Third Edition (OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas)”. Using the OECD-recommended 5 steps in this guidance for maintaining an effective internal management system to track and manage risks in our conflict minerals supply chain, JOI has been able to identify and respond to risks in our 3TG supply chain, and implement this due diligence process to successfully complete all the requirements as an issuer as defined under Dodd-Frank.

Following the 5 steps and executing the appropriate due diligence, JOI has performed good-faith efforts to identify the source and chain of custody of conflict minerals in our supply chain that are necessary to the production of applicable JOI products. All smelter identification is derived from information represented by our first-tier suppliers and OEMs of 3TG. Subsequent smelter research and due diligence is performed using resources provided by the RMI and its RMAP process as an accredited third-party audit mechanism as well as evaluating various public resources. To our best knowledge, the due diligence reflected in this Conflict Minerals Report (CMR) is accurate and true based on the window of research during which all required activities were performed.

It is possible that the information in this CMR may include unknown errors or omissions. Any errors or omissions are a result of information as supplied by JOI’s first-tier suppliers and OEMs based on their CMRTs or other information provided, including information that may have been obtained directly from smelters. Errors and omissions may also be a result of other information reported or published by the RMI in RMI reports and/or information on the RMI website, as well as information gleaned from public resources. All information in this report is limited to the time constraint under which this information was researched and evaluated.

In order to satisfy the requirement regarding early warning risk-awareness, JOI maintains an early warning risk-awareness conflict minerals grievance mechanism. This online and open mechanism is designed to allow JOI to receive any additional relevant information that may not have been uncovered through our due diligence process in supply chain transparency as it relates to conflict minerals. Any information found to be contradictory to this Conflict Minerals Report may be communicated to JOI through this grievance mechanism which may be found at the following URL: https://www.johnsonoutdoors.com/legal.

Appendix A:

The smelter list below includes 3TG smelters with one or more worldwide facilities that JOI suppliers identified to potentially be in our conflict minerals supply chain and that were participating at some level with the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP) in RY2020. The presence of a smelter on the list below does not indicate that JOI products necessarily contained conflict minerals sourced or processed by that smelter. The identity and location information for each entity was reported by the RMI as of January 29th, 2021.

3TG:	Smelter Name:	Location:
Gold	8853 S.p.A.	ITALY
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Central Bank of the Philippines Gold Refinery & Mint	PHILIPPINES
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa Metals & Mining Co. Ltd	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA

Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECH REPUBLIC
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	TSK Pretech	KOREA, REPUBLIC OF
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico/Kemet Blue Metals	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Meta Materials (f/k/a Power Resources LTD)	NORTH MACEDONIA, REPUBLIC OF
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM

Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials (Masan Tungsten Chemical)	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Additional smelters were identified by JOI’s first-tier suppliers and/or OEMs in RY2020. These smelters are not listed here because they were either not identified by the RMI, or other accredited sources, as a valid smelter or refiner and/or were not participating in any RMAP program during the time of the research conducted. The names of these smelters may be provided upon request.